December 14, 1995


Board of Directors
Capital Associates, Inc.
7175 West Jefferson Avenue
Suite 4000
Lakewood, Colorado 80235

         Re:      Capital Associates, Inc.
                  Registration Statement on Form S-3

Gentlemen:

         We have acted as counsel to Capital Associates, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing of the Registration Statement on Form S-3 (the "Registration Statement") pertaining to 75,000 shares of the Company's common stock, $.008 par value per share (the "Shares") issued by the Company to Dennis J. Lacey from time to time.

         We have reviewed the Certificate of Incorporation and Bylaws of the Company, resolutions of the Board of Directors and such other documents as we have deemed appropriate. In rendering the opinion expressed herein, we have assumed, without investigation, the validity of all documents and the accuracy of all information supplied to us by the Company.

         Based upon the foregoing, we are of the opinion that the Shares being registered pursuant to the Registration Statement have been duly authorized and are legally issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                          Very truly yours,




                                          /s/Ballard Spahr Andrews & Ingersoll
                                          ------------------------------------
                                          Ballard Spahr Andrews & Ingersoll